EXHIBIT 99.1

Propex Inc. Seeks Chapter 11 Protection to Enable Restructuring

Company has Arranged a $60 million Credit Facility to Provide Liquidity for Ongoing Operations

Operations Continue as Usual

CHATTANOOGA, Tenn, January 18, 2008 – Propex Inc. today announced that it has filed for protection under Chapter 11 of the U.S. Bankruptcy Code in order to right-size its balance sheet. The company will continue to operate its facilities and offices in the ordinary course of business while it restructures. Additionally, Propex has arranged a $60 million credit facility for which it will be seeking Court approval. This will provide the company with immediate and sufficient liquidity to operate its business on an ongoing basis.

The company also filed for Bankruptcy Court approval of various First-Day Motions designed to ensure continuation of its ordinary business operations. Specifically, Propex requested and expects that the Court will approve the company’s new financing to continue all operations in the normal course, including maintaining payroll and employee benefits; all deliveries to customers; and fulfillment of obligations to critical suppliers. The company anticipates its First-Day Motions to be approved in the coming days.

“Today’s steps are part of an important process to strengthen Propex,” said Joe Dana, President of Propex Inc. “We believe the financial reorganization will allow us to implement a restructuring plan that will lower our debt levels and expand our market leadership in key sectors from a position of financial strength.”

The new financing will provide $60 million in immediate liquidity. With this cash infusion, the company can focus on servicing its customers and improving operations. Upon completion, the Chapter 11 restructuring is expected to reduce debt and create additional cash flow that otherwise would be earmarked for debt service.

“During the past year, our entire industry has been hit hard by the general economic decline led by the deteriorating housing market plus the escalating cost of raw materials. I am pleased we now have a way forward and appreciate the support of our valued customers, suppliers, lenders and employees.” said Dana.

The filing impacts Propex’s U.S. operations only and does not impact the company’s Latin American and European operations.

The company will provide updates regarding ongoing operations plans as they become available. This press release and future press releases will be posted online in the “Press Room” section of www.propexinc.com.

About Propex Inc.

Propex is the leading producer of geosynthetic, concrete, furnishing and industrial fabrics and fiber with more than 2,500 employees world-wide in manufacturing, distribution and office facilities. A leader in forward-thinking research and market education, Propex creates a competitive advantage for customers by finding solutions to their greatest technical challenges and providing exceptional service and expertise from initial order to on-site installation. Known for fostering partnerships that generate long-term results, Propex also collaborates with customers to enhance their profitability by bringing innovative solutions to the marketplace – including a multitude of products used daily by consumers around the world. Propex—creating the advantages that create success.

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